ANESIVA RECEIVES NASDAQ LISTING COMPLIANCE NOTICE

SOUTH SAN FRANCISCO, CA, December 8, 2009 - Anesiva, Inc. (Nasdaq: ANSV) announced today that on December 2, 2009, Anesiva received a letter from The NASDAQ Stock Market ("Nasdaq") stating that Anesiva was required to maintain a minimum Market Value of Publicly Held Shares (MVPHS) of $5,000,000 during the last 30 consecutive business days and that therefore Anesiva was not in compliance with Listing Rule 5450(b)(1)(C). The notification letter has no effect at this time on the listing of Anesiva's common stock on The NASDAQ Global Market and Anesiva's common stock will continue to trade on The NASDAQ Global Market under the symbol ANSV.

The notification letter states that Anesiva will be afforded a grace period of 90 calendar days, or until March 2, 2010, to regain compliance with the minimum closing bid price requirement. If at anytime during this grace period Anesiva's MVPHS closes at $5,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide a written confirmation of compliance and the matter will be closed.

If Anesiva does not regain compliance by March 2, 2010, Nasdaq will provide written notification to Anesiva that its common stock may be delisted. Alternatively, Anesiva may want to consider applying for a transfer to The Nasdaq Capital Market, provided it satisfies the requirements for continued listing on that market.

About Anesiva

Anesiva seeks to be a leader in the development and commercialization of novel pharmaceutical products for pain management. Anesiva's lead product candidate is Adlea, a novel small molecule formulation of capsaicin that is currently in development for the management of acute pain following orthopedic surgeries. Adlea has been shown in clinical trials to provide extended pain relief after only a single administration in multiple indications for site-specific, acute and chronic, moderate-to-severe pain.

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. Words such as "may," "seek," "will," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements regarding expectations as to compliance with Nasdaq's listing standards, expectations as to forecasts of product development and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the risk that Anesiva otherwise fails to comply with the continued listing requirements of The NASDAQ Global Market or any other NASDAQ market; as well as the risk of whether certain market segments grow as anticipated; clinical trial results; the competitive environment in the biotechnology industry; and whether Anesiva can successfully develop new products and the degree to which these gain market acceptance as well as other risks detailed from time to time in Anesiva's filings with the Securities and Exchange Commission (the "SEC"), including Anesiva's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K as filed with the SEC. Anesiva expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.